UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2008
IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19591	33-0245076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Parker, Suite 100 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 470-4751
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On June 25, 2008, the Board of Directors (the “Board”) of IDM Pharma, Inc. (the “Company”) adopted an additional retention benefit plan for specified executive officers of the Company (the “Executive Plan”). The specified executive officers of the Company eligible to receive payments under the Executive Plan, as well as a description of the Executive Plan as it applies to the specified executive officers of the Company, are set forth below.
If any of the specified executive officers (as set forth in the table below) are terminated without cause during the period beginning September 1, 2008 and ending December 31, 2008, such executive officer shall be entitled to receive a lump sum cash payment equal to four months of base salary, less standard deductions and withholding, for the period from the date of termination through December 31, 2008 (see the column in the table below labeled “Stay on Term”). This cash payment would be in addition to any payment to which the specified executive officer is entitled to under his employment agreement or the 2008 Retention Compensation Plan, as amended, (the “Current Retention Plan”) which was originally adopted by the Board on January 10, 2008 and reported in the Company’s Current Report on Form 8-K filed on January 15, 2008.
Upon the earlier of (i) the filing of an amended New Drug Application (the “NDA”) with the U.S. Food and Drug Administration for mifamurtide (“L-MTP-PE”) prior to December 31, 2008 or (ii) a change of control of the Company (as defined in the Executive Plan) prior to December 31, 2008, a lump sum cash bonus payment equal to four months of base salary, less standard deductions and withholding, will be payable to certain of those specified executive officers, as noted in the column in the table below labeled “Change of Control/NDA Filing”, who are employees of the Company immediately prior to the closing of such change of control or filing of the NDA. This cash payment would be in addition to any payment to which the specified executive officer is entitled to under his employment agreement, the Current Retention Plan or any other event under the Executive Plan.
Upon the earlier of (i) the Company’s receipt of a positive opinion with respect to the Marketing Authorization Application for L-MTP-PE from the Committee for Medicinal Products for Human Use (the “CHMP”) of the European Medicines Agency prior to December 31, 2008 (with the Compensation Committee of the Board confirming whether or not such opinion is positive) or (ii) a change of control of the Company prior to December 31, 2008, a lump sum cash bonus payment equal to four months of base salary, less standard deductions and withholding, will be payable to those specified executive officers, as noted in the column in the table below labeled “Change of Control/CHMP Positive Opinion”, who are employees of the Company immediately prior to the closing of such change of control or receipt of the positive opinion from the CHMP. This cash payment would be in addition to any payment to which the specified executive officer is entitled to under his employment agreement, the Current Retention Plan or any other event under the Executive Plan.

Executive Officers	Current Salary	Stay-On-Term		Change of Control/NDA Filing	Change of Control/CHMP Positive Opinion
Name	Dollars	Months	Dollars	Dollars	Dollars
Timothy P. Walbert	$410,000	N/A	N/A	N/A	$136,667
President and Chief Executive Officer

Robert J. De Vaere	$311,000	4	$103,667	$103,667	$103,667
Senior Vice President, Finance & Administration and Chief Financial Officer

Jeffrey W. Sherman	$311,000	4	$103,667	$103,667	$103,667
Senior Vice President, Research & Development and Chief Medical Officer

Timothy C. Melkus	$235,000	4	$78,333	$78,333	$78,333
Senior Vice President, Business Development and Operations

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Reference is made to the adoption of the Executive Plan as described in Item 1.01 of this Current Report on Form 8-K.
On June 25, 2008, at the Company’s Annual Meeting of Stockholders, the stockholders of the Company approved a 400,000 share increase in the number of shares of common stock available for issuance under the Company’s 2000 Stock Plan, as amended (the “Plan”) from 2,828,571 to 3,228,571 shares of common stock. A more detailed description of the Plan is contained in the Proxy Statement for the Company’s 2008 Annual Meeting of Stockholders under the heading “Proposal 2 — Approval of the Amendment to the IDM Pharma, Inc. 2000 Stock Plan,” and such description is incorporated herein by reference.
A copy of the Plan is attached hereto as Exhibit 10.1 and is also incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)      Exhibits

Exhibit No.	Description

10.1	IDM Pharma, Inc. 2000 Stock Plan, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDM PHARMA, INC.
Date: June 27, 2008	By:	/s/ Robert J. DeVaere
Robert J. De Vaere
Senior Vice President, Finance and Administration and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	IDM Pharma, Inc. 2000 Stock Plan, as amended.